EXHIBIT 16

JIMMY C.H. CHEUNG & CO.	1607 Dominion Centre
Certified Public Accountants	43 Queen’s Road East
Members of Kreston International	Wanchai, Hong Kong
Telephone: (852) 2529-5500
Fax: (852) 2865-1067
Email: jchc@krestoninternational.com.hk
Web site: http://www.jimmycheungeo.com

June 23, 2006

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We were the former auditors of China Education Alliance, Inc. (“the Company”).  We have read the Company’s report on Form 8-K/A dated June 23, 2006 and have no disagreements with the statements contained in the first, second and third paragraphs of Item 4.01.  We have no basis to agree or disagree with the other statements of the Company contained therein.

Very truly yours,

Jimmy C.H. Cheung & Co.
Certified Public Accountants